                              Exhibit 99.(a)(1)

                           OFFER TO PURCHASE FOR CASH
                       UP TO 994,182 DEPOSITARY RECEIPTS
                               REPRESENTING UNITS
                                       in
                      KRUPP CASH PLUS LIMITED PARTNERSHIP
                                       at
                               $6.00 NET PER UNIT
                                       by
                            KRESCENT PARTNERS L.L.C.
                                      and
                           AMERICAN HOLDINGS I, L.P.

  ----------------------------------------------------------------------
  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 24, 1997, UNLESS EXTENDED.
  ----------------------------------------------------------------------

         Krescent Partners L.L.C., a Delaware limited liability company ("Krescent"), and American Holdings I, L.P., a Delaware limited partnership ("AHI" and together with Krescent, the "Purchasers"), hereby offer to purchase up to 994,182 of the issued and outstanding Depositary Receipts representing Units (as defined in the Glossary) in Krupp Cash Plus Limited Partnership, a Massachusetts limited partnership (the "Partnership"), at a purchase price of $6.00 per Unit, net to the seller in cash (the "Purchase Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after January 24, 1997 and on or prior to the Expiration Date (as defined in Section 1 ("Terms of the Offer")). In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchasers pay the Purchase Price for the tendered Units, the Purchasers will offset the amount otherwise due to a holder of Units (a "Unitholder") pursuant to the Offer in respect of the tendered Units which have been accepted for payment but not yet paid for by the amount of any such distribution. UNITHOLDERS WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASERS. The 994,182 Units sought pursuant to the Offer represent, to the best knowledge of the Purchasers, approximately 25% of the Units outstanding as of the date of this Offer.


                        ------------------------------

         THE PURCHASERS ARE NOT AFFILIATED WITH THE GENERAL PARTNERS OF THE PARTNERSHIP.

                        ------------------------------

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. SEE SECTION 14 ("CONDITIONS OF THE OFFER").

                        ------------------------------

         IN ORDER TO COMPLY WITH CERTAIN RESTRICTIONS SET FORTH IN THE PARTNERSHIP'S AMENDED AGREEMENT OF LIMITED PARTNERSHIP, TENDERS OF LESS THAN 100 UNITS OR TENDERS OF LESS THAN ALL UNITS OWNED BY A UNITHOLDER THAT WOULD RESULT IN A UNITHOLDER HOLDING LESS THAN 250 UNITS (100 UNITS IN THE CASE OF TAX-EXEMPT ENTITIES) WILL NOT BE ACCEPTED.

                        ------------------------------


Before tendering, Unitholders are urged to consider the following factors:

- Although the Purchasers cannot predict the future value of the Partnership's assets on a per Unit basis, the Purchase Price could differ significantly from the net proceeds that would be realized from a current sale of the properties owned by the Partnership (the "Properties") or that may be realized upon a future liquidation of the Partnership. See Section 13 ("Purchase Price Considerations").

-        The Purchasers are making the Offer with a view to making a profit.
         The Purchase Price of $6.00 is approximately 77% and 65%, respectively, of Krescent's and AHI's respective estimates of the liquidation value of the Partnership's assets on a per Unit basis of approximately $7.82 and $9.17 assuming such assets were sold today. Accordingly, there may be a conflict between the desire of the Purchasers to acquire the Units at a low price and the desire of Unitholders to sell their Units at a high price.

- If Krescent and AHI are successful in acquiring a significant number of Units pursuant to the Offer, each of Krescent and AHI could in the future be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of any General Partner, merger, sales of assets and liquidation of the Partnership.

                                   IMPORTANT

         Any (i) Unitholder, (ii) beneficial owner, in the case of Depositary Receipts of Units owned by Individual Retirement Accounts or Keogh Plans (a "Beneficial Owner"), or (iii) person who has purchased Depositary Receipts but has not yet been reflected on the Partnership's books as a transferee of such Depositary Receipts (an "Assignee"), desiring to tender any or all of such person's Depositary Receipts should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, or a facsimile copy thereof, and any other required documents to The Herman Group, Inc. (the "Information Agent/Depositary"), at the address or facsimile number set forth below, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her.
Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees. Questions or requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may be directed to the Information Agent/Depositary.



         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         EACH UNITHOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.

                        FOR ADDITIONAL INFORMATION CALL:

                             THE HERMAN GROUP, INC.
                            2121 SAN JACINTO STREET
                                   26TH FLOOR
                               DALLAS, TX  75201
                           TELEPHONE:  (800) 738-5516
                  FACSIMILE:  (214) 999-9348 OR (214) 999-9323

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

THE TENDER OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.      Terms of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.      Proration; Acceptance for Payment and Payment for Units  . . . . . . . . . . . . . . . . . . . . . .   4
         3.      Procedures for Tendering Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.      Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.      Extension of Tender Period; Termination; Amendment . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.      Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.      Effects of the Offer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         8.      Purpose of the Offer; Future Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         9.      Certain Information Concerning the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         10.     Certain Information Concerning the Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.     Background Of The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.     Source Of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         13.     Purchase Price Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         14.     Conditions of the Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         15.     Certain Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         16.     Certain Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         17.     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         Appendix A.      Glossary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

         Schedule I.      Information with respect to the executive officers and directors of AP-GP Prom
                          Partners Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-1

         Schedule II.     Information with respect to the executive officers and directors of American
                          Holdings I-GP, Inc. and American Property Investors, Inc. . . . . . . . . . . . . . . . . . S-2


TO THE HOLDERS OF DEPOSITARY RECEIPTS IN KRUPP CASH PLUS LIMITED PARTNERSHIP:

                                  INTRODUCTION

         Krescent Partners L.L.C., a Delaware limited liability company ("Krescent"), and American Holdings I, L.P., a Delaware limited partnership ("AHI" and together with Krescent, the "Purchasers"), hereby offer to purchase up to 994,182 of the issued and outstanding Depositary Receipts representing Units (as defined in the Glossary) in Krupp Cash Plus Limited Partnership, a Massachusetts limited partnership (the "Partnership"), at a purchase price of $6.00 per Unit, net to the seller in cash (the "Purchase Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after January 24, 1997 and on or prior to the Expiration Date (as defined in Section 1 ("Terms of the Offer")). In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchasers pay the Purchase Price for the tendered Units, the Purchasers will offset the amount otherwise due a holder of Units (a "Unitholder") pursuant to the Offer in respect of the tendered Units which have been accepted for payment but not yet paid for by the amount of any such distribution. Unitholders who tender their Units will not be obligated to pay any commissions or Partnership transfer fees, which commissions and fees will be borne by the Purchasers. The 994,182 Units sought pursuant to the Offer represent, to the best knowledge of the Purchasers, approximately 25% of the Units issued and outstanding as of the date of this Offer.

         THE PURCHASERS ARE NOT AFFILIATED WITH THE GENERAL PARTNERS OF THE PARTNERSHIP (THE "GENERAL PARTNERS"). IN ORDER TO COMPLY WITH CERTAIN RESTRICTIONS SET FORTH IN THE PARTNERSHIP'S AMENDED AGREEMENT OF LIMITED PARTNERSHIP (THE "PARTNERSHIP AGREEMENT"), TENDERS OF LESS THAN 100 UNITS OR TENDERS OF LESS THAN ALL UNITS OWNED BY A UNITHOLDER THAT WOULD RESULT IN A UNITHOLDER HOLDING LESS THAN 250 UNITS (100 UNITS IN THE CASE OF TAX-EXEMPT ENTITIES, INCLUDING INDIVIDUAL RETIREMENT ACCOUNTS AND KEOGH PLANS) WILL NOT BE ACCEPTED.

         The Purchasers are making this Offer because they believe that the Units represent an attractive investment at the price offered. There can be no assurance, however, that the Purchasers' judgment is correct, and, as a result, ownership of Units (either by the Purchasers or Unitholders who retain their Units) will remain a speculative investment. The Purchasers are acquiring the Units for investment purposes and do not intend to make any effort to change current management or the operations of the Partnership and have no current plans for any extraordinary transaction involving the Partnership.

         FACTORS TO BE CONSIDERED BY UNITHOLDERS. In considering the Offer, Unitholders are urged to consider the following factors:

- Although the Purchasers cannot predict the future value of the Partnership's assets on a per Unit basis, the Purchase Price could differ significantly from the net proceeds that would be realized from a current sale of the properties owned by the Partnership (the "Properties") or that may be realized upon a future liquidation of the Partnership. See Section 13 ("Purchase Price Considerations").

-        The Purchasers are making the Offer with a view to making a profit.
         Accordingly, there may be a conflict between the desire of the Purchasers to acquire the Units at a low price and the desire of the Unitholders to sell their Units at a high price. The Purchase Price of $6.00 is approximately 77% and 65%, respectively, of Krescent's and AHI's respective estimates of the liquidation value of the Partnership's assets on a per Unit basis of approximately $7.82 and $9.17 assuming such assets were sold today. Upon the liquidation of the Partnership, the Purchasers will benefit to the extent the amount per Unit they receive in the liquidation exceeds the Purchase Price, if any. Therefore, Unitholders might receive more value if they hold their Units, rather than tender, and receive proceeds from the liquidation of the Partnership. Alternatively, Unitholders may prefer to receive the Purchase Price now rather than wait for uncertain future net liquidation proceeds. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. When the assets of the

         Partnership are ultimately sold, the return to Unitholders could be higher or lower than the Purchase Price.

- If Krescent and AHI are successful in acquiring a significant number of Units pursuant to the Offer, following the Standstill Expiration Date (as such term is defined in the Glossary), each of Krescent and AHI could be in a position to significantly influence all Partnership decisions on which Unitholders may vote. If the maximum number of Units sought by the Purchasers is tendered and accepted for payment pursuant to the Offer, Krescent and AHI will own approximately 14.55% and 10.45% of the outstanding Units, respectively. The Units acquired by Krescent and AHI will also be subject to a buy/sell arrangement commencing one year following the Offer that could result in a consolidation of the Units acquired pursuant to the Offer with either Krescent or AHI. After the Standstill Expiration Date, the ownership of tendered Units by Krescent and/or AHI could effectively (i) prevent non-tendering Unitholders from taking actions they desire but that Krescent or AHI opposes and (ii) enable either Krescent or AHI to take action desired by it but opposed by non-tendering Unitholders. Under the Partnership Agreement, Unitholders holding more than 50% of the total Units are entitled to take action with respect to a variety of matters, including: dissolution of the Partnership; removal of any General Partner and election of a replacement therefor; approve or disapprove the sale of all or substantially all of the Partnership's assets; and most types of amendments to the Partnership Agreement. Although neither Krescent nor AHI have any current intentions with regard to any of these matters, each of them will, following the Standstill Expiration Date, vote the Units acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering Unitholders. Until the Standstill Expiration Date, the Purchasers have agreed to vote their Units in the same proportion as the votes of all of the Unitholders who vote on any proposal.

         Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

- Although not necessarily an indication of value, the $6.00 Purchase Price is a premium over the $5.19 weighted average selling price for Units reported for the limited and sporadic secondary market during the six-month period ended September 30, 1996. See Section 13 ("Purchase Price Considerations"). Such secondary market selling prices do not take into account commissions charged by secondary market makers effectuating such sales which the Purchasers believe, based on a typical 250 Unit sales transaction, range from 5% to 8.75% of the sales price (which would result in a reduction of the net proceeds to the seller of at least approximately $0.26 per Unit).

- The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

- The Purchasers believe that, based on the experience of Krescent's financial advisor, Liquidity Financial Advisors, Inc. ("Liquidity Financial"), and the experience of an affiliate of AHI in their respective efforts to obtain a list of Unitholders from the General Partners, it may be difficult for third parties to obtain a Unitholder list from the General Partners. If the General Partners resist the efforts of other third parties to obtain a list of Unitholders, such action could impede or delay the commencement of other tender offers for the Units. There can be no assurance, however, that the General Partners will resist the effort of third parties to obtain a list of Unitholders or that other tender offers for the Units will not be commenced.

- Because the Purchasers are subject to the restrictions set forth in the Standstill Agreement until the Standstill Expiration Date, the Purchasers will not, until the expiration of such date, be able to remove and replace the General Partners or cause any extraordinary transaction with respect to the Partnership. Therefore, future returns from an investment in the Units will continue to depend, in part, on the actions or inactions of the General Partners. In addition, Unitholders are advised that the Purchasers do not have any current plans or intentions to remove or replace the General Partners or to effectuate any extraordinary transactions involving the Partnership.

- Although there are some limited resale mechanisms available to the Unitholders wishing to sell their Units, there is no formal or organized trading market for the Units. The Partnership's Form 10-K for the year ended December 31, 1995 (the "Form 10-K") states: "There is no public market for the Units and it is not anticipated that any such public market will develop." Accordingly, Unitholders who desire resale liquidity may wish to consider the Offer. The Offer affords a significant number of Unitholders an opportunity to dispose of their Units for cash, which alternative otherwise might not be available to them. However, the Purchase Price is not intended to represent either the fair market value of a Unit or the fair market value of the Partnership's assets on a per Unit basis.

- Unitholders who acquired their Units in the Partnership's original offering should receive a tax benefit from the sale of their Units.

-        General disenchantment with real estate investments.

- General disenchantment with long-term investments in limited partnerships because of, among other things, their illiquidity and the inability of Unitholders to effectuate management control over the Partnership's affairs through the annual election of General Partners. Unitholders should note, however, that they do have the right to remove the General Partners by a majority vote.

- The Offer may be attractive to certain Unitholders who wish in the future to avoid the expenses, delays and complications in filing complex income tax returns which result from an ownership of Units.

- The Offer provides Unitholders with the opportunity to liquidate their Units and to reinvest the proceeds in other investments should they desire to do so.

- The Purchasers believe that the Units represent an attractive investment at the Purchase Price. There can be no assurance, however, that this judgment is correct. Ownership of Units will remain a speculative investment.

         Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchasers and their affiliates may acquire additional Units. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the Units purchased pursuant to the Offer. See Section 8 ("Purpose of the Offer; Future Plans").

         The Offer is not conditioned upon any minimum number of Units being tendered. If, as of the Expiration Date, more than 994,182 Units are validly tendered and not properly withdrawn, the Purchasers will only accept for purchase on a pro rata basis 994,182 Units, subject to the terms and conditions herein. See Section 14 ("Conditions of the Offer").


         Unitholders are urged to consider carefully all of the information contained herein before accepting the Offer.

         The Purchasers expressly reserve the right, in their sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchasers do not presently intend to waive any such conditions. See Section 7 ("Effects of the Offer"). In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than 100 Units or tenders of less than all Units owned by a Unitholder that would result in a Unitholder holding less than 250 Units (100 Units in the case of tax-exempt entities, including Individual Retirement Accounts and Keogh Plans) will not be accepted.

         According to the Form 10-K, there were 4,000,000 Units issued and outstanding, held of record by approximately 5,400 Unitholders. Krescent owns 5,072.3 Units. AHI does not own any Units.

         Except as otherwise indicated, information contained in this Offer to Purchase is based upon documents and reports publicly filed by the Partnership with the Commission. Although the Purchasers have no information that any statements contained in this Offer to Purchase are untrue, the Purchasers do not take responsibility for the accuracy or completeness of any information contained in this Offer to Purchase which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchasers.

         Each Unitholder must make his or her own decision based on his or her particular circumstances. Unitholders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER ACCOMPANYING MATERIALS CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.


                                THE TENDER OFFER


         1.      TERMS OF THE OFFER.

         Upon the terms of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchasers will accept for payment and pay for up to 994,182 Units that are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with
Section 4 ("Withdrawal Rights"). The term "Expiration Date" shall mean 12:00 midnight, New York City time, on February 24, 1997, unless the Purchasers, in their sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchasers, will expire.

         IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASERS SHALL INCREASE THE PURCHASE PRICE OFFERED TO UNITHOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

         The Offer is conditioned on satisfaction of certain conditions.  See
Section 14 (which sets forth in full the conditions of the Offer). The Purchasers reserve the right (but shall not be obligated), in their sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers may (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders,
(ii) waive all the then unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

         Krescent's financial advisor, Liquidity Financial, provided Krescent with a list of the Unitholders for the purpose of making the Offer, and this Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials are being mailed to Unitholders, Beneficial Owners and Assignees who hold Depositary Receipts representing the Units, to the extent their names and addresses are on this list.

         2.      PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         If more than 994,182 Units are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchasers will only accept for payment, upon the terms and subject to the conditions of the Offer, and pay for an aggregate of 994,182 Units so tendered, pro rata according to the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases that would violate the transfer restrictions in Section 7.2 of the Partnership Agreement (the "Transfer Restrictions"). If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 994,182 Units, the Purchasers will purchase all Units so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

         In the event that proration of tendered Units is required, and because of the difficulty of determining the proration results, the Purchasers may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchasers' obligation under Rule

14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay Unitholders the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchasers do not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchasers will purchase, by accepting for payment, and will pay for, all Units validly tendered and not withdrawn in accordance with Section 4 on or prior to the Expiration Date as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchasers expressly reserve the right to delay acceptance for payment of, or payment for, Units pending receipt of any regulatory or governmental approvals specified in Section 15 ("Certain Legal Matters") or pending receipt of any additional documentation required by the Letter of Transmittal. In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Information Agent/Depositary of (a) the Letter of Transmittal (or a facsimile copy thereof) properly completed and duly executed, with required medallion signature guarantees (unless waived by the Purchasers in their sole and absolute discretion), and (b) any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment tendered Units when, as and if the Purchasers give oral or written notice to the Information Agent/Depositary of the Purchasers' acceptance for payment of such Units pursuant to the Offer. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Upon the terms and subject to the conditions of the Offer, payment for Units tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Information Agent/Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Unitholders.

         The Purchase Price will automatically be reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after January 24, 1997 and on or prior to the Expiration Date. In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchasers or their assignees pay for tendered Units, the Purchasers will offset the amount otherwise due to a Unitholder pursuant to the Offer in respect of tendered Units which have been accepted for payment but not yet paid for by the amount of any such distribution. UNDER NO CIRCUMSTANCES WILL THE PURCHASERS PAY INTEREST ON THE PURCHASE PRICE FOR UNITS.

         If any tendered Units are not purchased pursuant to the Offer for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Information Agent/Depositary. If, for any reason whatsoever, acceptance for payment of or payment for any Units tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 14 ("Conditions of the Offer"), the Information Agent/Depositary may, nevertheless, on behalf of the Purchasers and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Units, and such Units may not be withdrawn except to the extent that the tendering Unitholder is entitled to withdrawal rights as described in Section 4 ("Withdrawal Rights").

         3.      PROCEDURES FOR TENDERING UNITS.

         VALID TENDER. For Units to be validly tendered pursuant to the Offer, a Letter of Transmittal, properly completed and duly executed, together with any other documents required by the Letter of Transmittal, must be received by the Information Agent/Depositary at its address on the back cover page of the Offer to Purchase on or prior to the Expiration Date. In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than 100 Units or tenders of less than all Units owned by a Unitholder that would result in a Unitholder holding less than 250 Units (100 Units in the case of tax-exempt entities, including Individual Retirement Accounts and Keogh Plans) will not be accepted. See Instruction 1 to the Letter of Transmittal.

         IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 24, 1997, UNLESS EXTENDED.

         THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT/DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. SEE INSTRUCTION 2 TO THE LETTER OF TRANSMITTAL.

         SIGNATURE GUARANTEES. The signature(s) on the Letter of Transmittal must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") as provided in the Letter of Transmittal. See Instruction 2 of the Letter of Transmittal.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price pursuant to the offer, a tendering Unitholder must provide the Purchasers with such Unitholder's correct taxpayer identification number or social security number by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 3 to the Letter of Transmittal.

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each Unit purchased, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. See Instruction 3 to the Letter of Transmittal.

         REINVESTMENT PLAN. The Partnership established a reinvestment plan which enables Unitholders to have their distributions from the Partnership invested in additional Units. The Purchasers do not know which Unitholders participate in this reinvestment plan and, if so, the number of Units beneficially owned in such plan by the participating Unitholder. Therefore, the Purchasers have provided a box at the beginning of the Letter of Transmittal to be checked by Unitholders who desire to sell all their Units, including Units beneficially owned by them in the reinvestment plan.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing and delivering the Letter of Transmittal, a tendering Unitholder irrevocably appoints the Purchasers and the designees of the Purchasers and each of them as such Unitholder's proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchasers (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after the date hereof). All such proxies shall be considered irrevocable and coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units (and such other Units and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The Purchasers and their designees will, with respect to the Units (and such other Units and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper pursuant to the Partnership Agreement or otherwise. The Purchasers may assign such proxy and/or power of attorney to any person with or without assigning the related Units with respect to which such proxy and/or power of attorney was granted. The Purchasers reserve the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchasers' payment for such Units, the Purchasers must be able to exercise full voting rights with respect to such Units and other securities, including voting at any meeting of Unitholders.

         In addition, pursuant to such appointment as attorneys-in-fact, the Purchasers and their designees each will have the power, among other things,
(i) to seek to transfer ownership of such Units on the Partnership's books (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under the Partnership Agreement or a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) upon receipt by the Information Agent/Depositary (as the tendering Unitholder's agent) of the Purchase Price, to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the Partnership, the General Partners and/or the Corporate Limited Partner (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchasers are entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and
(iv) to endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchasers are entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Unitholder.

         ASSIGNMENT OF ENTIRE INTEREST IN THE PARTNERSHIP. By executing and delivering the Letter of Transmittal, a tendering Unitholder irrevocably assigns to the Purchasers and their assigns all of the, direct and indirect, right, title and interest of such Unitholder in the Partnership with respect to the Units tendered and purchased pursuant to the Offer, including, without limitation, such Unitholder's right, title and interest in and to any and all distributions made by the Partnership after the Expiration Date in respect of the Units tendered by such Unitholder and accepted for payment by the Purchasers, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. Krescent and AHI each reserve the right to transfer or assign, in whole or from time to time in part, to any third party, the right to purchase Units tendered pursuant to the Offer, together with its rights under the Letter of Transmittal, but any such transfer or assignment will not relieve the assigning party of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

         DETERMINATION OF VALIDITY. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchasers, in their sole discretion, whose determination shall be final and binding on all parties. The Purchasers reserve the absolute right to reject any or all tenders determined by them not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Units of any particular Unitholder whether or not similar defects or irregularities are waived in the case of other Unitholders.

         ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent/Depositary which demonstrates, to the satisfaction of the Purchasers, such person's status as an assignee of a Unit.

         The Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchasers, any of their affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

         The Purchasers' acceptance for payment of Units tendered pursuant to the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchasers upon the terms and subject to the conditions of the Offer.

         4.      WITHDRAWAL RIGHTS.

         Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after March 25, 1997.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Information Agent/Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name(s) of the person(s) who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name(s) of the registered holder(s) of the Units, if different from that of the person(s) who tendered such Units. Such notice of withdrawal must also be signed by the same person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed (including medallion signature guarantees). If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re- tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3 ("Procedures for Tendering Units").

         If, for any reason whatsoever, acceptance for payment of any Units tendered pursuant to the Offer is delayed, or the Purchasers are unable to accept for payment or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights set forth herein, the Information Agent/Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholder is entitled to and duly exercises withdrawal rights as described herein. The reservation by the Purchasers of the right to delay the acceptance or purchase of or payment for Units is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchasers to pay the consideration offered or return Units tendered by or on behalf of Unitholders promptly after the termination or withdrawal of the Offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, whose determination shall be final and binding. None of the Purchasers, any of their affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         5.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

         The Purchasers reserve the right, in their sole discretion and regardless of whether any of the conditions set forth in Section 14 ("Conditions of the Offer") shall have been satisfied, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units,
(ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, and (iii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Information Agent/Depositary.

         If the Purchasers increase or decrease either the number of the Units being sought or the consideration to be paid for any Units pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Purchasers make a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, the Purchasers will extend the Offer, if required by applicable law, for a period sufficient to allow Unitholders to consider the amended terms of the Offer.

         The Purchasers also reserve the right, in their sole discretion, in the event any of the conditions specified under Section 14 ("Conditions of the Offer") shall not have been satisfied and so long as Units have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Units or to terminate the Offer and not accept for payment or pay for Units.

         If the Purchasers extend the period of time during which the Offer is open, delay acceptance for payment of or payment for Units or are unable to accept for payment or pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Information Agent/Depositary may, on behalf of the Purchasers, retain all Units tendered, and such Units may not be withdrawn except as otherwise provided under Section 4 ("Withdrawal Rights"). The reservation by the Purchasers of the right to delay acceptance for payment of or payment for Units is subject to applicable law, which requires that the Purchasers pay the consideration offered or return the Units deposited by or on behalf of Unitholders promptly after the termination or withdrawal of the Offer.

         Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchasers may choose to make any public announcement, the Purchasers will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchasers will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         6.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer.
All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons (if any), dealers in securities, banks, insurance companies and tax-exempt entities), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

         CONSEQUENCES TO TENDERING UNITHOLDER. A Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss, and any cash distributions made by the Partnership to a Unitholder with respect to such Units. In this regard, tendering Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the effective date of the sale.

         A Unitholder who acquired Units pursuant to the original offering of Units by the Partnership is expected to recognize a tax loss on a sale of Units pursuant to the Offer. Even if the Unitholder is subject to the passive activity loss limitation (discussed below), such loss generally could be deducted in full in the year of sale (subject to other applicable limitations, including the limitation on the deductibility of capital losses, discussed below) provided the Unitholder sells all of his or its Units.

         In general, the character (as capital or ordinary) of Unitholder's gain or loss on a sale of a Unit pursuant to the Offer will be determined by allocating the Unitholder's amount realized on the sale and his adjusted tax basis in the Units sold between "Section 751 items," which are "substantially appreciated inventory" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss, and the difference between the Unitholder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as a capital asset. The Purchasers believe that substantially all of any tax loss realized on a sale of Units pursuant to the Offer will be treated as a capital loss under these rules, although it is possible, because a Unitholder's adjusted tax basis in the Units sold will be allocated to Section 751 items based on the Partnership's tax basis in these items, that a

Unitholder may recognize ordinary income with respect to the portion of the Unitholder's amount realized on the sale of a Unit that is attributable to
Section 751 items while recognizing a capital loss with respect to the balance of the selling price.

         A Unitholder's capital gain (if any) or loss on a sale of Units pursuant to the Offer will be treated as long- term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. If the Unitholder recognizes a loss on the sale of Units, such loss generally would not be subject to the passive activity loss limitation, and therefore, could be deducted in full in the year of sale (subject to any other applicable limitations), provided the Unitholder sells all his Units. If a Unitholder is unable to sell all his Units, the deductibility of such losses would continue to be subject to the passive activity loss limitation until the Unitholder sells his remaining Units. See Section 7 ("Effects of the Offer").

         A Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. IF A UNITHOLDER WHO IS SUBJECT TO BACKUP WITHHOLDING DOES NOT PROPERLY COMPLETE AND SIGN THE SUBSTITUTE FORM W-9, THE PURCHASERS WILL WITHHOLD 31% FROM PAYMENTS TO SUCH UNITHOLDER. SEE INSTRUCTION 3 TO THE LETTER OF TRANSMITTAL.

         Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchasers will withhold 10% of the amount realized by a tendering Unitholder from the Purchase Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         CONSEQUENCES TO A NON-TENDERING UNITHOLDER. The Purchasers do not anticipate that a Unitholder who does not tender his or her Units will realize any material tax consequences as a result of the election not to tender. However, if as a result of the Offer there is a sale or exchange of 50% or more in Partnership capital and profits within a 12- month period, a termination of the Partnership for federal income tax purposes would occur, and the taxable year of the Partnership would close. In the case of such a sale or exchange, the Properties (subject to related debt) of the Partnership would be treated as distributed to the partners, and following the deemed distribution, contribution of the same properties would be deemed to be made to a new partnership or to an association taxable as a corporation. The Purchasers have not, however, had access to complete information concerning assignments of Units and cannot, therefore, be certain that the Partnership will not terminate for tax purposes as a result of sales pursuant to the Offer. The consequences of a termination of the Partnership could include changes in the methods of depreciation available to the Partnership for tax purposes, changes in the tax basis of the Partnership's assets, possible recognition of taxable gain resulting from any deemed cash distribution in excess of the non-tendering Limited Partner's tax basis in his or her Units, and possibly other consequences the extent of which cannot be determined by the Purchasers without access to the books and records of the

Partnership. In addition, a termination of the Partnership could cause the Partnership or their assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or their assets because of protective "transitional" rules. The Purchasers have reserved the right not to purchase Units to the extent such purchase would cause a termination of the Partnership for federal income tax purposes.

         CONSEQUENCES TO A TAX-EXEMPT UNITHOLDER. Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including individual retirement accounts (each an "IRA")) are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property", interest, dividends, real property rents not dependent upon income or profits, and gain from disposition of non-inventory property) derived by certain trusts (including IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of such organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. UBTI would also arise if the Partnership were treated for income tax purposes as a publicly traded partnership.

         To the extent the Partnership holds debt financed property or inventory or other assets as a dealer, a tax- exempt Unitholder (including an IRA) could realize UBTI on the sale of a Partnership interest. In addition, a tax-exempt Unitholder will realize UBTI upon the sale of a Unit, if such Unitholder held its Units as inventory or otherwise as dealer property, or acquired its Units with acquisition indebtedness. However, any UBTI recognized by a tax-exempt Unitholder as a result of a sale of a Unit, in general, may be offset by such Unitholder's net operating loss carryover (determined without taking into account any amount of income or deduction which is excluded in computing UBTI), subject to applicable limitations.

         EACH TAX-EXEMPT UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING OR NOT SELLING UNITS PURSUANT TO THE OFFER.

         7.      EFFECTS OF THE OFFER.

         CERTAIN RESTRICTIONS ON TRANSFER OF INTERESTS. The Partnership Agreement restricts transfers of the Depositary Receipts that represent the Units if, among other things, such transfer would cause a termination of the Partnership for federal income tax purposes (which termination would occur when Depositary Receipts representing Units that, in turn, represent 50% or more of the total Partnership capital and profits are transferred within a twelve-month period). Consequently, sales of Depositary Receipts representing Units in the secondary market and in private transactions during the twelve-month period following completion of the Offer may be restricted, and requests for transfers of Depositary Receipts during such twelve-month period may not be recognized. The Purchasers do not intend to purchase Depositary Receipts to the extent such purchase would violate the transfer restrictions set forth in the Partnership Agreement. See Section 6 ("Federal Income Tax Considerations--Consequences to a Non-Tendering Unitholder").

         EFFECT ON TRADING MARKET; REGISTRATION UNDER SECTION 12(g) OF THE EXCHANGE ACT. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unitholders. In the case of certain kinds of equity securities like the Units, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. The Form 10-K states: "There is no public market for the Units and it is not anticipated that any such public market will develop." Therefore, the Purchasers do not believe a reduction in the number of Unitholders will materially further restrict the Unitholders' ability to find purchasers for their Units through secondary market transactions.

         Partnership Profiles, Inc., which publishes the Partnership Spectrum, tracks recent trades in certain limited partnership interests. For the six months ended September 30, 1996, the Partnership Spectrum reports that a total of 19,053 Units traded at per Unit prices between $4.50 and $5.75 with a weighted average of $5.19 per Unit. The most recent issue of the Partnership Spectrum (September/October, 1996) indicates that 3,499 Units traded in the period from August 1, 1996 through September 30, 1996 at per Unit prices between $5.10 and $5.75 with a weighted average price of $5.38 per Unit.

         The Units currently are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchasers do not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchasers expect that even if they purchase the maximum number of Units in the Offer, the Units will continue to be held of record by substantially more than 300 persons.

         CONTROL OF ALL UNITHOLDER VOTING DECISIONS BY PURCHASERS. Pursuant to the Partnership Agreement, each of Krescent and AHI, through the Corporate Limited Partner, will have the right to vote each Unit purchased by it pursuant to the Offer. If Krescent and AHI are successful in acquiring a significant number of Units pursuant to the Offer, and following the Standstill Expiration Date, each of Krescent and AHI could be in a position to significantly influence all Partnership decisions on which Limited Partners may vote. If the maximum number of Units sought by the Purchasers is tendered and accepted for payment pursuant to the Offer, Krescent and AHI will own approximately 14.55% and 10.45% of the outstanding Units, respectively. See discussion of Krescent-AHI Agreement in Section 11 ("Background of the Offer"). The Units acquired by Krescent and AHI will also be subject to a buy/sell arrangement commencing one year following the Offer that could result in a consolidation of the Units acquired pursuant to the Offer with either Krescent or AHI. After the Standstill Expiration Date, the ownership of tendered Units by Krescent and/or AHI could effectively (i) prevent non-tendering Unitholders from taking action they desire but that Krescent or AHI opposes and (ii) enable Krescent or AHI to take action desired by it but opposed by non-tendering Unitholders. Generally, under the Partnership Agreement, holders of more than 50% of the total Units are entitled, through the Corporate Limited Partner, to take action with respect to a variety of matters, including: removal of any General Partner and the election of a replacement therefor; dissolution of the Partnership; approve or disapprove the sale of all or substantially all of the Partnership's properties; and most types of amendments to the Partnership Agreement. Although neither Krescent nor AHI has any current plans or intentions with regard to any of these matters, each of them will, following the Standstill Expiration Date, vote the Units acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering Unitholders. Until the Standstill Expiration Date, Krescent and AHI have agreed to vote their Units in the same proportion as the votes of all the Unitholders who vote on any proposals. See Section 8 ("Purpose of the Offer; Future Plans") for certain contractual limitations on Krescent and AHI regarding their participation in certain extraordinary transactions involving the Partnership, including the solicitation of proxies to replace the General Partners.

         8.      PURPOSE OF THE OFFER; FUTURE PLANS.

         PURPOSE OF THE OFFER. The purpose of the Offer is to enable each of the Purchasers to acquire a significant interest in the Partnership for investment purposes based on its expectation that there may be underlying value in the Properties. Neither of the Purchasers currently intends to make any effort to change current management or the operation of the Partnership or has current plans or intentions for any extraordinary transaction involving the Partnership. However, the plans of either Krescent or AHI with respect to its investment in the Units could change at any time in the future. If such plans with respect to the Partnership change in the future, the ability of Krescent or AHI to influence actions on which Unitholders (through the Corporate Limited Partner) have a right to vote will depend on the Unitholders' response to the Offer (i.e., the number of Units tendered). If the Purchasers acquire only a few Units pursuant to the Offer, neither of them would be in a position to influence matters over which Unitholders have a right to vote. Conversely, if the maximum number of Units sought are tendered and accepted for payment pursuant to the Offer, Krescent and AHI will own approximately 14.55% and 10.45% of the issued and outstanding Units, respectively, and, as a result, will, following the Standstill Expiration Date, each be in a position to exert significant control over matters on which Unitholders (through the Corporate Limited Partner) have a right to vote. The purchase of the Units will allow the Purchasers to benefit from any of the following: (a) any cash distributions from Partnership operations in the ordinary course of business;
(b) any distributions of net proceeds from the sale of any Properties; and (c) any distributions of net proceeds from the liquidation of the Partnership.

         FUTURE PLANS. Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchasers and their affiliates may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the Units purchased to the Offer.

         Pursuant to an Agreement dated November 21, 1996 between Krescent and Liquidity Financial Group, L.P., an affiliate of Liquidity Financial (a copy of which has been filed as Exhibit (c)(4) to the Purchasers' Tender Offer Statement on Schedule 14D-1 filed with the Commission on January 24, 1997), Krescent assumed the restrictions set forth in the Standstill Agreement, as described below. Pursuant to an Assumption Agreement dated January 8, 1997 between AHI and Liquidity Financial Group, L.P. (a copy of which has been filed as Exhibit (c)(8) to the Purchasers' Tender Offer Statement on Schedule 14D-1 filed with the Commission on January 24, 1997), AHI agreed to become bound by the restrictions set forth in the Standstill Agreement with respect to the Partnership. As a result, each of Krescent and AHI agreed that, prior to the Standstill Expiration Date, it will not and it will cause certain affiliates not to (i) acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than 25% (including Units acquired through all other means) of the outstanding Units, (ii) propose or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act)) with respect to any voting securities of the Partnership unless each member of such group agrees in writing to be bound by the terms of the Standstill Agreement, provided, however, that those affiliates bound by the Standstill Agreement will not be deemed to be acting in a "group" in violation of it solely by virtue of voting in compliance with the Standstill Agreement, (v) sell, transfer or assign any Units to any person or entity not bound by the terms and conditions of the Standstill Agreement, (vi) disclose any intention, plan or arrangement inconsistent with the terms of the Standstill Agreement, or (vii) loan money to, advise, assist or encourage any person in connection with any actions restricted or prohibited by the terms of the Standstill Agreement.

         9.      CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

         Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the public reference facilities maintained at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the Commission's World Wide Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchasers disclaim any responsibility for the information included in such reports and extracted in this Offer to Purchase.

         THE PARTNERSHIP'S ASSETS AND BUSINESS

         The Partnership is a limited partnership formed in 1985, under the laws of the Commonwealth of Massachusetts. Its principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts, 02210. Its telephone number is (617) 423-2233.

         The Partnership is engaged in the business of investing in and operating real estate and related assets. The Partnership has an objective to make partially tax sheltered distributions of the cash flow generated by the Partnership's properties and mortgage backed securities.

         As of December 31, 1995, the Partnership held unleveraged interests in three retail centers containing an aggregate of 613,929 square feet of leasable area.

         The following table sets forth certain information regarding the retail centers as of December 31, 1995. More comprehensive information concerning such properties is included in the Form 10-K.


                                                          Current
                                                          Leasable                   Average Occupancy
                                                           Square                     For Year Ended
      Retail Center Name              Location            Footage                       December 31,
      ------------------              --------         --------------                   ------------
                                                                         1995     1994     1993     1992      1991
                                                                         ----     ----     ----     ----      ----
 Luria's Plaza                  Vero Beach, FL             156,526         97%     97%       74%      82%      82%

 High Point National            High Point, NC             242,124        100%     99%      100%      99%      97%
 Furniture Mart

 Tradewinds Shopping Center     Hanover Park, IL           215,279         93%     92%       89%      89%      79%

         As of December 31, 1995, the Partnership held mortgage backed securities with a market value of approximately $5,435,200. The Partnership's portfolio of mortgage backed securities consists of Federal Home Loan Mortgage Corporation issues with coupon rates ranging from 8.5% to 9.0% per annum maturing in the years 2008 through 2009, and Government National Mortgage Association issues with coupon rates of 8.5% per annum maturing in the years 2008 to 2017.

         SELECTED FINANCIAL DATA. Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Form 10-K and the Form 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.


                            Statements of Operations
             For the Nine Months Ended September 30, 1996 and 1995
                                  (unaudited)

                                                                       Nine Months Ended
                                                                         September 30,
                                                                      -------------------
                                                                   1996                 1995
                                                                   ----                 ----
Revenue:
        Rental  . . . . . . . . . . . . . . . . . . . .           $4,309,207           $4,406,111
        Interest income - Mortgage backed securities  .              303,261              353,493
        Interest income - other   . . . . . . . . . . .              152,981              146,129
                                                                   ---------              -------

                 Total Revenue  . . . . . . . . . . . .            4,765,449            4,905,733
Expenses:
        Operating   . . . . . . . . . . . . . . . . . .              845,024              769,634
        Maintenance   . . . . . . . . . . . . . . . . .              216,146              203,272
        General and administrative  . . . . . . . . . .              116,706              140,782
        Real Estate Taxes   . . . . . . . . . . . . . .              679,269              883,713
        Management fees   . . . . . . . . . . . . . . .              214,546              230,098
        Depreciation  . . . . . . . . . . . . . . . . .            1,511,944            1,430,302
                                                                   ---------            ---------

                 Total Expenses . . . . . . . . . . . .            3,583,635            3,667,801

Net Income  . . . . . . . . . . . . . . . . . . . . . .           $1,181,814           $1,237,932
                                                                  ==========           ==========
Allocating net income:

        Unitholders (4,000,000 Units outstanding)   . .           $1,158,149           $1,213,144
        Net income per Unit of Depositary Receipt   . .                  .29                  .30
        Corporate Limited Partner (100 Units
        Outstanding)  . . . . . . . . . . . . . . . . .                   29                   30
        General Partners  . . . . . . . . . . . . . . .           $   23,636           $   24,758

                        Summary Selected Financial Data

                                                           For the Years ended December 31,
                                                           --------------------------------
                                              1995          1994         1993         1992          1991
Total revenue . . . . . . . . . .         $6,437,319   $6,040,901   $5,943,882    $6,027,514   $6,105,605

Net Income  . . . . . . . . . . .          1,423,555      951,907    1,321,637     1,311,674    1,506,460
Net income allocated to Partners:

         Unitholders  . . . . . .          1,395,049      932,846    1,295,173     1,285,409    1,476,294
         Per Unit . . . . . . . .                .35          .23          .32           .32          .37

         Corporate Limited Partner                35           23           32            32           37

         General Partners . . . .             28,471       19,038       26,432        26,233       30,129
Total Assets at December 31 . . .         38,718,523   39,906,159   41,984,742    42,683,188   44,330,565

Distributions to Partners:
         Unitholders  . . . . . .          2,185,519    2,189,926    2,911,583     2,915,681    3,640,410

         Per Unit (1) . . . . . .                .55          .54          .73           .73          .91

         Corporate Limited Partner                55           54           73            73           91
         General Partner  . . . .             47,657      (13,174)      17,636        49,174       55,478

---------------

         (1)     During 1995, 1994, 1993, 1992, and 1991, the average Per Unit return of capital to the Unitholders was $0, $.11, $.68, $.07 and $.21, respectively.

         10.     CERTAIN INFORMATION CONCERNING THE PURCHASERS.

         KRESCENT. Krescent was organized for the purpose of acquiring the Units pursuant to the Offer. The principal executive office of Krescent is at 1301 Avenue of the Americas, 38th Floor, New York, New York 10019. The managing member of Krescent (the "Managing Member") is AP-GP Prom Partners Inc., a newly formed Delaware corporation which is ultimately controlled by Apollo Real Estate Capital Advisors II, Inc. ("Advisors"), as general partner of Apollo Real Estate Advisors II, L.P. ("AREA II"), the general partner of Apollo Real Estate Investment Fund II, L.P., a recently formed private real estate investment fund and the sole shareholder of the Managing Member. Since its inception, the directors of Advisors have been Leon D. Black and John J. Hannan, who were founding principals of Apollo Advisors, L.P., the respective managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and, together with William L. Mack, of Apollo Real Estate Advisors, L.P. ("AREA") and AREA II, the respective managing general partners of Apollo Real Estate Investment Fund, L.P. and Apollo Real Estate Investment Fund II, L.P. Mr. Mack has been the President and Managing Partner of the Mack Organization, a national owner and developer of and investor in office and industrial buildings as well as other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States since 1963. The business address for Messrs. Black, Hannan and Mack is 1301 Avenue of the Americas, New York, New York 10019.

          For certain information concerning the executive officers and directors of the Managing Member, see Schedule I to this Offer to Purchase.

         Except as otherwise set forth in this Offer to Purchase or Schedule I hereto, (1) neither Krescent, the Managing Member, Advisors, and to the best of Krescent's knowledge, the persons listed on Schedule I, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (2) neither Krescent, the Managing Member, Advisors, and to the best of Krescent's knowledge, the persons listed on Schedule I, nor any affiliate thereof or director, executive officer or subsidiary of the Managing Member or Advisors has effected any transaction in the Units within the past 60 days, (3) neither Krescent, the Managing Member, Advisors, and to the best of Krescent's knowledge, any of the persons listed on Schedule I, nor any director or executive officer of the Managing Member or Advisors has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (4) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of Krescent, the Managing Member, Advisors, or, to the best of Krescent's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, and (5) there have been no contracts, negotiations or transactions between Krescent, the Managing Member, Advisors, or, to the best of Krescent's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         Krescent owns 5,072.3 Units, which represents less than 1% of the number of Units outstanding as reported in the Form 10-K (the most recently available filing containing such information). Krescent effected secondary market transactions to acquire such 5,072.3 Units as set forth in the table below.

            Krescent Trading Activity for Units
            -----------------------------------
    Trade Date        Price Per Unit     No. of Units Traded
    ----------        --------------     -------------------

 October 23, 1996          $5.75                 250.0
November 27, 1996          $6.00                 572.3

 December 5, 1996          $6.00               2,000.0

December 18, 1996          $6.00                 250.0
December 20, 1996          $6.00               1,500.0

 January 9, 1997           $6.00                 500.0

         Liquidity Financial, a registered investment advisor, is acting as financial advisor to Krescent in connection with the Offer and has provided certain financial advisory services to Krescent in connection with the Offer. See Section 11 ("Background of the Offer").

         AHI. AHI is a Delaware limited partnership. Its general partner is American Holdings I-GP, Inc. (the "AHI General Partner"), a Delaware corporation which is wholly owned by American Real Estate Holdings, L.P., a Delaware limited partnership ("AREH"). The general partner of AREH is American Property Investors, Inc. ("API"), a Delaware corporation which is wholly-owned by Carl C. Icahn. The address of the principal offices of each of AHI, the AHI General Partner, AREH and API is 100 South Bedford Road, Mount Kisco, New York 10549. Mr. Icahn's business address is c/o Icahn Associates Corp., 114 W. 47th Street, New York, New York 10036.

         AHI and the AHI General Partner were recently formed for the purpose of acquiring the securities of certain limited partnerships. AREH is engaged in the business of acquiring and managing real estate and activities related thereto. API is engaged in the business of acting as general partner of AREH and of American Real Estate Partners, L.P., a Delaware limited partnership which is the limited partner of AREH. Mr. Icahn's present principal occupation or employment is set forth on Schedule II to this Offer to Purchase and incorporated herein by reference.

         For certain information concerning the executive officers and directors of the AHI General Partner and API, see Schedule II to this Offer to Purchase.

         Neither AHI, the AHI General Partner, AREH, API, Mr. Icahn, nor any executive officer or director of the AHI General Partner or API has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws. Except as set forth below, (i) neither AHI, the AHI General Partner, AREH, API, Mr. Icahn nor, to the best of AHI's knowledge, any of the persons listed on Schedule II, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (ii) neither AHI, the AHI General Partner, AREH, API, Mr. Icahn nor, to the best of AHI's knowledge, any of the persons listed on Schedule II, nor any affiliate of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither AHI, the AHI General Partner, AREH, API, Mr. Icahn nor, to the best of AHI's knowledge, any of the persons listed on
Schedule II, nor any affiliate of the foregoing has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of AHI, the AHI General Partner, AREH, API, Mr. Icahn nor, to the best of AHI's knowledge, any of the persons listed on Schedule II, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between AHI, the AHI General Partner, AREH, API, Mr. Icahn nor, to the best of AHI's knowledge, any of the persons listed on Schedule II, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         Longacre Corp., an affiliate of AHI ("Longacre"), owns 745.5 Units, which represents less than 1% of the number of Units outstanding as reported in the Form 10-K (the most recently available filing containing such information). These Units were acquired in auction transactions through the Chicago Partnership Board between January and March 1996.

         11.     BACKGROUND OF THE OFFER.

         In late 1994, representatives of Liquidity Financial met with representatives of AREA to discuss a possible financial advisory relationship between the parties. Specifically, Liquidity Financial proposed to act as financial advisor to AREA with respect to strategic investments in limited partnerships which are not controlled by AREA. Negotiations regarding this proposed financial advisory relationship continued through the winter of 1995 and ultimately culminated in the execution in March 1995 of an agreement in principle (the "1995 Agreement in Principle"). During the spring and summer of 1995, Liquidity Financial and AREA discussed the terms of a number of potential tender offers for limited partnership interests, however no specific terms were agreed on and no tender offers involving Liquidity Financial and AREA and their respective affiliates were commenced. Ultimately, the 1995 Agreement in Principle terminated pursuant to its terms.

         Liquidity Financial has advised Krescent that following the termination of the 1995 Agreement in Principle it continued its business of evaluating limited partnerships and utilized its position as a limited partner to obtain lists of limited partners from a number of partnerships in which it held interests. As part of this business, Liquidity Financial Group, L.P. ("LFG"), an affiliate of Liquidity Financial, requested in writing a list of Unitholders from the Partnership in February 1996. Subsequent oral and written requests for this list were made by representatives of LFG to representatives of the Partnership in February 1996 through May 1996. During May 1996, an LFG representative met with a representative of the Partnership for the purpose of negotiating an agreement pursuant to which the Partnership would release the list of Unitholders to LFG. Such negotiations culminated in the execution of the Standstill Agreement in June 1996, at which time a list of Unitholders was delivered to LFG. LFG and the Partnership subsequently agreed in October 1996 to amend the Standstill Agreement for the purpose of clarifying the definition of the term "group" as used therein.

         In July 1996, representatives of Liquidity Financial contacted representatives of AREA II for the purpose of exploring a possible new financial advisory relationship between Liquidity Financial and AREA II. These discussions continued throughout the summer of 1996 and culminated in the execution of a new Agreement in Principle in September 1996 (the "1996 Agreement in Principle"). The 1996 Agreement in Principle outlines the terms of a financial advisory relationship between Liquidity Financial and its affiliates and AREA II and its affiliates with respect to certain tender offers for limited partnership interests. The 1996 Agreement in Principle identified the Partnership as a potential target for such tender offers.

         On October 24, 1996, a representative of LFG contacted a representative of the Partnership to request, on behalf of Krescent, that the General Partners agree to recognize Krescent as a transferee of Units upon Krescent's acceptance of Units for payment pursuant to the terms of the Offer. During that conversation, the Partnership's representative indicated that in order to agree to recognize Krescent as a transferee of any Units acquired pursuant to the Offer, the Partnership needed to be satisfied that consummation of the Offer would not cause the Partnership to be classified as a "publicly-traded partnership" (a "PTP") for tax purposes. Later that day, a memorandum from Krescent's counsel was sent to the Partnership concluding that the Offer would not cause it to be a PTP and a letter agreement was sent to one of the General Partners requesting such recognition as a transferee of Units. On October 29, 1996, counsel for the Partnership, in a letter to LFG, responded to the memorandum prepared by Krescent's counsel. During the week of November 4, 1996, counsel for Krescent and counsel for the Partnership continued to discuss the PTP status issue. On November 11, 1996, counsel for Krescent and counsel for the Partnership agreed on a form of opinion letter regarding the PTP issue that would be delivered upon the recognition of Krescent as a transferee of the Units. On November 14, 1996, LFG requested a current list of Unitholders and the lists of securityholders of various entities affiliated with the Partnership, which list was received by LFG on November 19, 1996. Also, on November 19, 1996, a General Partner of the Partnership executed a letter to Krescent indicating its agreement to cause Krescent to be recognized as a transferee of Units (i) upon Krescent's payment for Units pursuant to the Offer, (ii) upon delivery of an opinion of Krescent's counsel that the Offer would not cause the Partnership to be a PTP and (iii) upon delivery, in satisfactory form, of the Partnership's standard transfer paperwork, payment of standard transfer fee and satisfaction of any other standard ministerial matter.

         On November 21, 1996, (i) Liquidity Financial and Krescent entered into a definitive advisory agreement (the "Advisory Agreement") relating to the Offer, and (ii) Liquidity Financial provided Krescent with its list of Unitholders. Pursuant to the terms of an option agreement, dated November 21, 1996 and amended on January 8, 1997, Liquidity Financial Group, L.P., an affiliate of Liquidity Financial, has the option, for the 6 month period following the latest date Krescent accepts securities in any tender offer, to acquire, indirectly through a member of Krescent, up to a 5% interest in Krescent.

         By letter dated November 4, 1996, Longacre Corp., an affiliate of AHI, contacted the Partnership and the General Partners to request lists of the names, addresses and telephone numbers of the Unitholders of the Partnership and certain other limited partnerships sponsored by the General Partners. Counsel to the Partnership responded to Longacre's request on November 12, 1996 by refusing to furnish such lists. On or about November 22, 1996, counsel to Longacre contacted representatives of the General Partners and suggested that, in consideration of the General Partners agreeing to furnish the lists, Longacre would be prepared to enter into a standstill agreement relating to the Partnership and such other partnerships containing terms substantially similar to those contained in the Standstill Agreement executed by LFG. Longacre and a General Partner signed such a standstill agreement (the "Longacre Standstill Agreement") on November 26, 1996. On November 27, 1996, a General Partner provided Longacre with lists of the Unitholders of the Partnership and certain of the other partnerships covered by the Longacre Standstill Agreement.

         During the week of December 2, 1996, representatives of AHI and Krescent began discussing terms upon which AHI and Krescent would make the Offer. These discussions resulted in the execution of a letter agreement, dated January 8, 1997 (the "Krescent-AHI Agreement"), a copy of which has been filed as Exhibit (c)(9) to the Purchasers' Tender Offer Statement on Schedule 14D-1 filed with the Commission on January 24, 1997. The Krescent-AHI Agreement provides that, among other things: (i) all decisions relating to the conduct of the Offer will be made jointly by the Krescent and AHI; (ii) Krescent and AHI will purchase 58.2% and 41.8%, respectively, of the Units tendered pursuant to the Offer; (iii) if, after the exercise and/or expiration of all outstanding options or other rights to acquire an interest in Krescent, the direct and indirect percentage ownership interest of Apollo Real Estate Investment Fund II, L.P. and its affiliates (the "Apollo Group") in Krescent exceeds 83.6%, then AHI will be entitled to purchase additional Units from Krescent so that, after giving effect to such purchase, the total percentage of Units purchased by AHI in the Offer equals 50% of such percentage interest of the Apollo Group in Krescent; (iv) at any time after the first anniversary of the purchase of Units pursuant to the Offer and so long as AHI and Krescent (and/or their respective affiliates) own at least 2% of the outstanding Units, each of AHI and Krescent has the right to initiate a buy/sell right pursuant to which either AHI or Krescent may offer to buy Units from the other and the other must either sell such Units to the offering party or buy the offering party's Units at a purchase price per Unit and on such other terms and conditions as set forth in the initiating party's offer; and (v) AHI and Krescent will share the costs and expenses of the Offer in the same percentages as their right to purchase Units pursuant to the Offer. After the purchase of Units pursuant to the Offer and except as set forth above, there is no contract, agreement or understanding between Krescent and AHI with respect to voting or disposing of Units or with respect to any action relating to the Partnership.

         On December 10, 1996, counsel for Krescent contacted counsel for the Partnership with regard to amending the Standstill Agreement in order to clarify an issue relating to participation in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act). During the week of December 16, 1996, counsel for Krescent and counsel for the Partnership discussed group participation issues and the proposed Krescent-AHI Agreement. On January 6, 1997, an amendment to the Standstill Agreement was executed to allow "group" participation, formation or otherwise if each member of such group agrees to be bound by the terms of the Standstill Agreement.

         On January 8, 1997, Longacre and the General Partner amended the Longacre Standstill Agreement to delete the Partnership and certain other partnerships sponsored by the General Partners from the schedule of partnerships covered thereby. Concurrently with the execution of such amendment, AHI assumed the obligations of LFG under the Standstill Agreement with respect to the Partnership and certain other partnerships.

         On January 17, 1997, the Purchasers provided the Partnership with notice that they planned to commence the Offer five business days after the Partnership's receipt of this notice. Also on January 17, 1997, counsel for the Purchasers contacted counsel for the Partnership requesting a waiver of the five business day notice provision in the Standstill Agreement. On January 22, 1997, counsel for the Partnership notified counsel for the Purchasers that the notice requirement was reduced to one business day upon the Partnership's receipt of the communication to Unitholders. The Purchasers delivered such communication to the Partnership the next day and distributed this Offer to Purchase on January 24, 1997.

         12.     SOURCE OF FUNDS.

         The Purchasers expect that an aggregate of approximately $5,965,000 (exclusive of fees and expenses) would be required to purchase the Units sought pursuant to the Offer, if tendered. Therefore, Krescent expects that approximately $3,472,000 (exclusive of fees and expenses) would be required to purchase 58.2% of the Units sought pursuant to the Offer, if tendered.
Krescent presently contemplates that it will obtain all of such funds from capital contributions from its members who have an aggregate net worth substantially in excess of the amount required to purchase the Units. One of Krescent's members, Apollo Real Estate Investment Fund II, L.P., has capital commitments from institutional and other investors for aggregate amounts that exceed $500 million. However, Krescent may seek to obtain debt financing to facilitate the purchase of Units, but no commitment has been obtained for any such debt financing.

         AHI expects that approximately $2,493,000 (exclusive of fees and expenses) would be required to purchase 41.8% of the Units sought pursuant to the Offer, if tendered. AHI presently contemplates that it will obtain all of such funds from capital contributions from its partners, who have an aggregate net worth substantially in excess of the amount required to purchase such Units.

         13.     PURCHASE PRICE CONSIDERATIONS.

         The Purchasers have set the Purchase Price at $6.00 net per Unit (subject to adjustment as set forth in this Offer to Purchase). The Purchasers established the Purchase Price by analyzing a number of quantitative and qualitative factors including: (i) the absence of a significant number of recent secondary market resales of the Units; (ii) the lack of liquidity of an investment in the Partnership; (iii) the costs to the Purchasers associated with acquiring the Units; (iv) the administrative costs of continuing to own the Partnership's assets through a publicly registered limited partnership; (v) the possibility that Unitholders may realize taxable income in excess of tax distributions from the Partnership in future years; (vi) the inability of Unitholders to exercise effective control over the management of the Partnership through the annual election of the General Partners; and (vii) estimated transaction costs of completing the Offer.

         The Form 10-K states that "(t)here is no public market for the Units and it is not anticipated that any such public market will develop." At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sales by holders of Units) are the only means available to a Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system. According to Partnership Spectrum, an independent third-party industry publication, for the six months ended September 30, 1996, a total of 19,053 Units traded at per Unit prices between $4.50 and $5.75 with a weighted average of $5.19 per Unit. Unitholders should note, however, that Krescent has purchased Units at prices higher than those reported in The Partnership Spectrum since the end of that reporting period. Set forth below is a schedule of the trading activity of Units during the six-months ended September 30, 1996, in two-month intervals, as reported by The Partnership Spectrum:

                              Trading Activity for Six-Month Period Ended September 30, 1996
                              --------------------------------------------------------------
       Period                                  Low/High          No. of Units Traded        Total Volume
       ------                                  --------          -------------------        ------------
 April 1, 1996 - May 31, 1996                  $4.50/$5.65              8,517                $41,647.61
 June 1, 1996 - July 31, 1996                  $4.85/$5.70              7,037                 38,325.00

 August 1, 1996 - September 30, 1996           $5.10/$5.75              3,499                 18,820.34
                                               -----------             ------                 ---------

 TOTALS:                                       $4.50/$5.75             19,053                $98,792.95
                                                                       ======                ==========

Unitholders are advised, however, that such gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.

         The September/October issue of the Partnership Spectrum has also reported that the General Partners estimate that the net asset value of each Unit is $9.40. The Purchasers believe, however, that the General Partners' estimate of net asset value is not necessarily representative of the value of the Units when the Partnership ultimately liquidates its Properties. The Purchasers believe that property selling costs and expenses (e.g., brokers' commissions, attorneys' fees, escrow fees, title company costs, rent guarantees, correction of deferred maintenance, etc.), which could be incurred by the Partnership in disposing of the Properties, may significantly reduce the gross sale proceeds paid to the Partnership and, in turn, the amount of cash available for distribution to the Unitholders.

         The Purchasers understand that the Partnership maintains a reinvestment plan under which participating Unitholders have their distributions from the Partnership invested in additional Units which are purchased to the extent available by the plan's agent in the secondary market or otherwise. While the Purchasers understand that certain Unitholders have sold Units directly to the plan, the Purchasers are not aware of any publicly disclosed information as to the number of Units purchased or the per Unit prices paid by the plan.

         The Purchase Price represents the price at which the Purchasers are willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. The Purchasers did not attempt to obtain current independent valuations or appraisals of the underlying assets owned by the Partnership. Other measures of the value of the Units may be relevant to Unitholders. UNITHOLDERS ARE URGED TO CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED HEREIN AND CONSULT WITH THEIR OWN ADVISORS, TAX, FINANCIAL OR OTHERWISE, IN EVALUATING THE TERMS OF THE OFFER BEFORE DECIDING WHETHER TO TENDER UNITS.

         The Purchasers, together with Krescent's financial advisor, established the Purchase Price based on their own and Krescent's financial advisor's own independent analysis of the Partnership, the Properties, the other assets of the Partnership and the financial condition of the Partnership. No appraisal was obtained for any of the Properties, and no independent person was retained by the Purchasers to render any valuation or fairness opinion.
The Purchasers derived the estimated liquidation value per Unit from their analysis of financial information from publicly-available information in the Form 10-K and Form 10-Q, their review of the property information therein and their independent analysis of the markets in which the Properties are located. Krescent made numerous assumptions and certain adjustments to the Partnership's operating statements (to reflect capital expenses) and certain other items, including, without limitation, assuming average annual capital expenditures of $1.98 per square foot at each of the Properties and assuming the current management fees of up to 6% of gross receipts continued. The liquidation value was derived by taking into account the other assets and liabilities of the Partnership as set forth in the Form 10-K, and certain other factors, resulting in an estimated liquidation value of $31,283,030. Dividing that amount by the number of Units outstanding, Krescent arrived at an estimated liquidation value per Unit of approximately $7.82. AHI has separately derived an estimated liquidation value per Unit from its analysis of the publicly-available financial and property information described above and its independent analysis of the markets in which the Properties are located. AHI also made numerous assumptions and certain adjustments to the Partnership's operating statements including, without limitation, annualizing revenues and expenses relating specifically to the Properties from the Form 10-Q, using annual capital expenditures of $0.20 per leasable square foot and an assumed management fee of 4%. AHI's estimate of liquidation value was derived by taking into account the other assets (including Mortgage-Backed Securities) and liabilities of the Partnership as set forth in the Form 10-Q and certain other factors, resulting in an estimated liquidation value of $36,660,031 or $9.17 per Unit. UNITHOLDERS ARE ADVISED THAT THE FOREGOING AMOUNTS ARE ONLY ESTIMATES. The amount of adjusted net operating income and other assets used to establish estimated liquidation value will vary from period to period. If the Purchasers used results from another period and used the same analysis, the estimated liquidation value would vary. In addition, a different valuation formula would result in higher or lower estimated valuations for the Properties.

         14.     CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) Krescent's and AHI's rights to extend and amend the Offer at any time in their sole discretion, neither Krescent nor AHI shall be required to accept for payment, subject to Rule 14e-1(c) under the Exchange Act, any tendered Units and may terminate the Offer as to any Units not then paid for if, prior to the Expiration Date, (i) each of Krescent and AHI shall not have confirmed to their reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, each of Krescent and AHI will have full rights to ownership as to all such Units and each of Krescent and AHI will become transferees of the purchased Units for all purposes under the Partnership Agreement, (ii) each of Krescent and AHI shall not have confirmed to their reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, Krescent and AHI will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefore, any of the following conditions exist:

         (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States, (iv) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event that might have material adverse significance with respect to, the nature or extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing, a material acceleration or worsening thereof; or

         (b) any material adverse change (or any condition, event or development involving a prospective material adverse change) shall have occurred or be likely to occur in the business, prospects, financial condition, results of operations, properties, assets, liabilities, capitalization, partners' equity, licenses, franchises or businesses of the Partnership and its subsidiaries taken as a whole; or

         (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (i) challenges the acquisition by the Purchasers of the Units or seeks to obtain any material damages as a result thereof, (ii) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any Units or the consummation of the Offer, (iii) imposes or seeks to impose limitations on the ability of the Purchasers or any affiliate of the Purchasers to acquire or hold or to exercise full rights of ownership of the Units, including, but not limited to, the right to vote (through the Corporate Limited Partner) any Units purchased by them on all matters with respect to which Unitholders have the right to direct the Corporate Limited Partner on the manner in which it will vote on matters presented to the Limited Partners and Unitholders, (iv) may result in a material diminution in the benefits expected to be derived by the Purchasers or any of their affiliates as a result of the Offer, (v) requires divestiture by the Purchasers of any Units, (vi) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership or the Purchasers, or
(vii) challenges or adversely affects the Offer; or

         (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer of waiting periods that has resulted, or in the reasonable good faith judgment of the Purchasers could be expected to result, in any of the consequences referred to in clauses (i) through (vii) of paragraph (c) above; or

         (e) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

         (f) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to the consummation of the purchase of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchasers in any such case, and regardless of the circumstances (including any action of the Purchasers) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

         (g) either Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer; or

         (h) the Partnership or either of its General Partners shall have amended, or proposed or authorized any amendment to, the Partnership Agreement or the Purchasers shall have become aware that the Partnership or either of its General Partners have proposed any such amendment.

         The foregoing conditions are for the sole benefit of the Purchasers and their affiliates and may be asserted by the Purchasers regardless of the circumstances (including, without limitation, any action or inaction by the Purchasers or any of their affiliates) giving rise to such condition, or may be waived by the Purchasers, in whole or in part, from time to time in their sole discretion. The failure by the Purchasers at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time.
Any determination by the Purchasers concerning the events described in this
Section 14 will be final and binding upon all parties.

         15.     CERTAIN LEGAL MATTERS.

         Except as set forth in this Offer to Purchase, based on their review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchasers are not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchasers' acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offer as contemplated herein, other than the filing of a Tender Offer Statement on Schedule 14D-1 (which has been filed) and any required amendments thereto. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchasers' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action in the event that such approvals were not obtained or such actions were not taken.

         APPRAISAL RIGHTS. Unitholders will not have appraisal rights as a result of the Offer.

         STATE ANTI-TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, securityholders, principal executive officers or principal places of business therein. Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability or any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obliged to accept for purchase or pay for any Units tendered.

         ERISA. By executing and returning the Letter of Transmittal, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29.C.F.R. Section 2510.3-101 of any such plan; or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code.

         MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

         ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchasers do not believe any filing is required under the HSR Act with respect to their acquisition of Units contemplated by the Offer.

         16.     CERTAIN FEES AND EXPENSES.

         Except as set forth in this Section 16, the Purchasers will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchasers have retained The Herman Group, Inc. to act as Information Agent/Depositary in connection with the Offer. The Purchasers will pay the Information Agent/Depositary reasonable and customary compensation for its services, plus reimbursement for certain reasonable out-of-pocket expenses, and have agreed to indemnify the Information Agent/Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.
The Purchasers will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

         17.     MISCELLANEOUS.

         The Offer is being made to all Unitholders, Beneficial Owners and Assignees, all to the extent known by the Purchasers. The Purchasers are not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchasers become aware of any state where the making of the Offer is so prohibited, the Purchasers will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchasers cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Unitholders in such state.

         Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchasers have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 9 ("Certain Information Concerning the Partnership") (except that they will not be available at the regional offices of the Commission).

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASERS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                        Krescent Partners L.L.C.
                                        American Holdings I, L.P.


January 24, 1997

                                   APPENDIX A

                           GLOSSARY OF DEFINED TERMS


         "Advisors" means Apollo Real Estate Capital Advisors II, Inc.

         "Advisory Agreement" means the definitive advisory agreement entered into between Liquidity Financial and Krescent on November 21, 1996.

         "AHI" means American Holdings I, L.P., a Delaware limited partnership.

         "AHI Assumption Agreement" means that certain Assumption Agreement dated January 8, 1997, between LFG and AHI.

         "AHI General Partner" means American Holdings I-GP, Inc., a Delaware corporation.

         "API" means American Property Investors, Inc., a Delaware corporation.

         "AREA" means Apollo Real Estate Advisors, L.P.

         "AREA II" means Apollo Real Estate Advisors II, L.P.

         "AREH" means American Real Estate Holdings, L.P., a Delaware limited partnership.

         "Assignee" means a person or entity who has purchased Units but is not recognized on the Partnership's books as a transferee of such Units.

         "Assumption Agreement" means that certain Assumption Agreement dated November 21, 1996 pursuant to which Krescent agreed to become bound by the restrictions set forth in the Standstill Agreement.

         "Beneficial Owner" means a Unitholder in the case of Units owned by Individual Retirement Accounts or Keogh plans.

         "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, and any time period of business days will be computed in accordance with Rule 14d-1(c)(6) under the Exchange Act.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Corporate Limited Partner" means Krupp Depositary Corporation, a Massachusetts corporation, or any successor to it which holds Limited Partnership Interests on behalf of Unitholders.

         "Depositary Receipt" means an instrument evidencing a Unit or Units.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Expiration Date" has the meaning set forth in Section 1.

         "Form 10-K" means the Partnership's Form 10-K for the year ended December 31, 1995.

         "Form 10-Q" means the Partnership's Form 10-Q for the quarter ended September 30, 1996.

         "FTC" means the Federal Trade Commission.

         "General Partners" means The Krupp Corporation, a Massachusetts corporation, and The Krupp Company Limited Partnership-IV, a Massachusetts limited partnership.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Information Agent/Depositary" means The Herman Group, Inc.

         "IRA" means an individual retirement account.

         "Krescent" means Krescent Partners L.L.C., a Delaware limited liability company.

         "Krescent-AHI Agreement" means that certain Letter Agreement, dated January 8, 1997, between Krescent and AHI.

         "LFG" means Liquidity Financial Group, L.P., an affiliate of Liquidity Financial.

         "Limited Partner" means any person or entity admitted to the Partnership as a limited partner.

         "Limited Partnership Interest" means the ownership interest of a Limited Partner, including its interest in distributions, including liquidating distributions, and profits and losses of the Partnership and all of its other rights, duties and obligations under the Partnership Agreement.

         "Liquidity Financial" means Liquidity Financial Advisors, Inc., Krescent's financial advisor.

         "Longacre" means Longacre Corp., a Massachusetts corporation and an affiliate of AHI.

         "Longacre Standstill Agreement" means the agreement, dated November 26, 1996 and amended on January 8, 1997, between The Krupp Corporation and Longacre.

         "Managing Member" means AP-GP Prom Partners Inc., a newly-formed Delaware corporation and the managing member of Krescent.

         "NASD" means the National Association of Securities Dealers, Inc.

         "1995 Agreement in Principle" means the agreement executed in March 1995 that outlined an agreement in principle regarding the establishment of a financial advisory relationship between Liquidity Financial and AREA with respect to strategic investments in certain limited partnerships.

         "1996 Agreement in Principle" means the agreement executed in September 1996 that outlined an agreement in principle regarding the establishment of a financial advisory relationship between Liquidity Financial and AREA II with respect to strategic investments in certain limited partnerships.

         "Offer" has the meaning set forth in the Introduction.

         "Offer to Purchase" means this Offer to Purchase dated January 24,
1997.

         "Partnership" means Krupp Cash Plus Limited Partnership, a Massachusetts limited partnership.

         "Partnership Agreement" means the Amended Agreement of Limited Partnership of the Partnership, dated the 12th day of July, 1985, by and among The Krupp Corporation, a Massachusetts corporation, and The Krupp Company Limited Partnership-IV, a Massachusetts limited partnership, each as a General Partner; Krupp

Depositary Corporation, as the Corporate Limited Partner; and those Persons who were or may be admitted to the Partnership as Investor Limited Partners.

         "Purchase Price" has the meaning set forth in the Introduction.

         "Purchasers" means, collectively, Krescent and AHI.

         "Standstill Agreement" means the Settlement Agreement and Release, dated June 27, 1996 and amended as of October 8, 1996 and as of January 6, 1997, between The Krupp Corporation and Liquidity Financial Group, L.P.

         "Standstill Expiration Date" means that date which is two and one-half years from the date Liquidity Financial receives the last list of Unitholders of the Partnership or limited partners of any affiliate of the Partnership, which date is currently May 19, 1999.

         "TIN" means taxpayer identification number.

         "Transfer Restrictions" has the meaning set forth in Section 2.

         "UBTI" means unrelated business taxable income.

         "Unitholder" means a holder of Units.

         "Unit" means the interest of a Unitholder in a Limited Partnership Interest evidenced by a Depositary Receipt and representing (i) the assignment by the Corporate Limited Partner of its interest in the corresponding Limited Partnership Interest to the extent permitted by Massachusetts law and (ii) the right to require the Corporate Limited Partner to exercise any other rights with respect to such Limited Partnership Interest at the direction of the Unitholder.

                                   SCHEDULE I

          EXECUTIVE OFFICERS AND DIRECTORS OF AP-GP PROM PARTNERS INC.

         Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each executive officer and director of AP-GP Prom Partners Inc. Each person listed below is a citizen of the United States.

LEE S. NEIBART. Mr. Neibart has been an officer and a director of AP-GP Prom Partners Inc. since October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Neibart has been associated with AREA and since May 1996 with Apollo Real Estate Advisors II, L.P. ("AREA II") which respectively act as managing general partner of Apollo Real Estate Investment Fund, L.P. ("Apollo I") and Apollo Real Estate Investment Fund II, L.P. ("Apollo" and together with Apollo I, the "Apollo Funds"). The Apollo Funds are private real estate investment funds formed to invest in direct and indirect real property interests, including direct property investments and public and private debt and equity securities. Prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm based in Westchester County, New York. Mr. Neibart received his MBA degree from New York University. Mr. Neibart is also a director of Capital Apartment Properties, Inc., Roland International, Inc. and a past President of the NAIOP in New York. Mr. Neibart's business address is 1301 Avenue of the Americas, New York, New York 10019.

W. EDWARD SCHEETZ. Mr. Scheetz has been an officer and a director of AP-GP Prom Partners Inc. since October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Scheetz has been a principal of AREA and since May 1996 of AREA II, which respectively act as managing general partner of Apollo I and Apollo II. Prior to 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz is also a director of Capital Apartment Properties, Inc., Roland International, Inc., Koll Management Services, Inc. and Western Pacific Housing Corp. Mr. Scheetz' business address is 1301 Avenue of the Americas, New York, New York 10019.

RICHARD MACK. Mr. Mack has been an officer and a director of AP-GP Prom Partners Inc. since October 1996. Since May 1993, Mr. Mack has been associated with AREA and since May 1996 has been associated with AREA II, which respectively act as managing general partner of Apollo I and Apollo II. Prior to May 1993, Mr. Mack attended Columbia Law School. Prior to April 1990, Mr. Mack was employed by the real estate investment banking group at Shearson Lehman Hutton, Inc., an investment banking and brokerage firm.

                                  SCHEDULE II

        EXECUTIVE OFFICERS AND DIRECTORS OF AMERICAN HOLDINGS I-GP, INC.
                     AND AMERICAN PROPERTY INVESTORS, INC.

         The name and positions of the executive officers and directors of American Holdings I-GP, Inc. (the "AHI General Partner"), the general partner of AHI, and American Property Investors, Inc. ("API"), the general partner of the sole stockholder of the AHI General Partner, are set forth below. The business address of each such executive officer and director (other than Mr. Icahn) is 100 South Bedford Road, Mount Kisco, N.Y. 10549. Mr. Icahn's business address is c/o Icahn Associates Corp., 114 W. 47th Street, New York, New York 10036. Each such executive officer and director is a citizen of the United States of America.

NAME                                         POSITION
----                                         --------
Carl C. Icahn  . . . . . . . . . . .         Director and Chairman of the Board (API)
Alfred D. Kingsley . . . . . . . . .         Director (API)
William A. Leidesdorf  . . . . . . .         Director (API)
Jack G. Wasserman  . . . . . . . . .         Director (API)
John P. Saldarelli . . . . . . . . .         Vice President, Secretary and Treasurer (API);
                                               Director, Secretary and Treasurer (AHI General
                                               Partner)
Henry J. Gerard . . . . . . . . . .          Vice President (AHI General Partner)

         The following sets forth with respect to each executive officer and director of the AHI General Partner and API such person's (a) name, (b) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during the last five years, giving the starting and ending dates of each and the name, principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.

         CARL C. ICAHN. Carl C. Icahn has been Chairman of the Board of Directors of API since November 15, 1990. Mr. Icahn is also President and a director of Starfire Holding Corporation (formerly Icahn Holding Corporation), a Delaware corporation ("SHC"), and Chairman of the Board and a director of various of SHC's subsidiaries, including ACF Industries, Inc., a New Jersey corporation ("ACF"). SHC is primarily engaged in the business of holding, either directly or through subsidiaries, a majority of the common stock of ACF and its address is 100 South Bedford Road, Mount Kisco, New York 10549. Mr. Icahn has also been Chairman of the Board of Directors of ACF since October 29, 1984 and a director of ACF since June 29, 1984. ACF is a railroad freight and tank car leasing, sales and manufacturing company. He has also been Chairman of the Board of Directors and President of Icahn & Company., Inc. since 1968. Icahn & Co., Inc. is a registered broker-dealer and a member of the National Association of Securities Dealers. In 1979, Mr. Icahn acquired control and presently serves as Chairman of the Board of Directors of Bayswater Realty & Capital Corp., which is a real estate investment and development company ("Bayswater"). ACF, Icahn & Co., Inc. and Bayswater are deemed to be directly or indirectly owned and controlled by Mr. Icahn. Mr. Icahn was Chief Executive Officer and member of the Office of the Chairman of Trans World Airlines, Inc. ("TWA") from November 8, 1988 to January 8, 1993; Chairman of the Board of Directors of TWA from January 3, 1986 to January 8, 1993 and a director of TWA from September 27, 1985 to January 8, 1993. Mr. Icahn also has substantial equity interests in and controls various partnerships and corporations which invest in publicly traded securities.

         ALFRED D. KINGSLEY. Alfred D. Kingsley has served as a director of API since November 15, 1990. He was also Vice Chairman of the Board of Directors of TWA from February 1, 1989 to January 8, 1993 and a member of the Office of the Chairman from November 8, 1988 to January 8, 1993. Mr. Kingsley was a director of TWA from September 27, 1985 to January 8, 1993. He also was a director and executive officer and Director of Research at Icahn & Co., Inc. and related entities from 1968 until December 1994. He also has been Vice Chairman of the Board of Directors of ACF since October 29, 1984 and a Director of ACF since June 29, 1984. Mr. Kingsley has also been a Senior Managing Director of Greenway Partners, L.P. since May 1993, which invests in publicly traded securities.

         WILLIAM A. LEIDESDORF. William A. Leidesdorf has served as a director of API since March 26, 1991. Since April 1995, Mr. Leidesdorf has acted as an independent real estate investment banker. From January 1, 1994 through April 1995, Mr. Leidesdorf was Managing Director of RFG Financial, Inc., a commercial mortgage company. From September 30, 1991 to December 31, 1993, Mr. Leidesdorf was Senior Vice President of Palmieri Asset Management Group. From May 1, 1990 to September 30, 1991, Mr. Leidesdorf was Senior Vice President of Lowe Associates, Inc., a real estate development company, where he was involved in the acquisition of real estate and the asset management workout and disposition of business areas. He also acted as the Northeast Regional Director for Lowe Associates, Inc. From June 1985 to January 30, 1990, Mr. Leidesdorf was Senior Vice President and stockholder of Eastdil Realty, Inc., a real estate company, where he was involved in the asset management workout, disposition of business and financing areas. During the interim period from January 30, 1990 through May 1, 1990, Mr. Leidesdorf was an independent contractor for Eastdil Realty, Inc. on real estate matters.

         JACK G. WASSERMAN. Jack G. Wasserman has served as a director of API since December 3, 1993. Mr. Wasserman is an attorney and a member of the New York State Bar and has been with the New York based law firm of Wasserman, Schneider & Babb since 1966, where he is currently a senior partner.

         JOHN P. SALDARELLI. John P. Saldarelli has served as sole director, Secretary and Treasurer of the AHI General Partner since November 1996. He has also served as Vice President, Secretary and Treasurer of API since March 18, 1991. Mr. Saldarelli was also President of Bayswater Realty Brokerage Corp. from June 1987 until November 19, 1993 and Vice President of Bayswater Realty & Capital Corp. from September 1979 until April 15, 1993.

         HENRY J. GERARD. Mr. Gerard has served as Vice President of the AHI General Partner since November 1996. He has also served as a Vice President and Assistant Secretary of API since March 18, 1991. From January 1988 to May 1991, he was a Vice President of Integrated Resources, Inc., a provider of financial services. From 1981 through 1987 he was a controller at Interstate Properties, a commercial real estate developer/operator.

         Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Questions and requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent/Depositary as set forth below, and will be furnished promptly at the Purchasers' expense. The Letter of Transmittal and any other required documents should be sent or delivered by each Limited Partner to the Information Agent/Depositary at its address set forth below. To be effective, a duly completed and signed Letter of Transmittal (or facsimile thereof) must be received by the Information Agent/Depositary at the address (or facsimile number) set forth below before 12:00 midnight, New York City Time, on Monday, February 24, 1997.


                      By Mail/Hand or Overnight Delivery:


                            2121 San Jacinto Street
                                   26th Floor
                                Dallas, TX 75201


                                 By Facsimile:

                                 (214) 999-9348
                                       or
                                 (212) 999-9323




                        For Additional Information Call:

                        T H E    HERMAN GROUP    I N C.

                                 (800) 738-5516
                                       or
                                 (214) 999-9393